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                                                                  EXHIBIT 99 (a)

FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION CONTACT:
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                                         Investors:  Mary Healy, 630/623-6429

Media:   Walt Riker, 630/623-7318

McDONALD'S USA DETAILS STRATEGIC CHANGES
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TO IMPROVE CUSTOMER EXPERIENCE AND GROW THE BUSINESS
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 .    Resources Redeployed to Improve Customer Experience

 .    21 New Regions - Down from 37 - Now Include VPs of Quality, Service &
     Cleanliness

 .    New McDonald's USA Leadership Team Announced

OAK BROOK, IL, October 17, 2001 - McDonald's USA detailed today additional strategic changes and restaurant initiatives designed to better improve the customer experience and grow its business in nearly 13,000 franchised and company-operated restaurants in the United States. These changes follow an October 9th announcement on McDonald's USA's reorganization to a three-division structure.

"The reorganization of the U.S. business is part of an ongoing change process designed to grow McDonald's global business and to ensure that McDonald's is more agile, more competitive and more strategic than ever before. These are significant changes and actions that will bring more focus to the heart of our business - our restaurants," said Jack M. Greenberg, Chairman and Chief Executive Officer, McDonald's Corporation.

During a meeting of McDonald's staff held earlier today, Mike Roberts, President of McDonald's USA, announced that the U.S. business will streamline its operations by creating 21 new regions from the current 37, enabling the Company to combine staff functions and improve efficiency. Under the new structure, each region will be led by a general manager who will have a team reporting to him or her, including a vice president of Quality, Service, and Cleanliness.

The regional teams will also include additional operations consultants whose restructured jobs will enable them to spend more time in the restaurants. These teams will be devoted to working with and helping Owner/Operators and Restaurant Managers to deliver a better restaurant experience to customers.

"We are making these strategic changes from a position of strength around the world. We are the number one brand, the industry leader with talent and resources no one in our business can match in every country in which we compete. However, we are not satisfied with current results and we will be relentless in our drive to continuously improve and innovate," said Alan Feldman, President and Chief Operating Officer, McDonald's - The Americas.

Additionally, Roberts announced a variety of initiatives designed to improve the restaurant experience, including accelerated operations training, restaurant simplification, incentives for outstanding restaurant operations and an enhanced national restaurant evaluation system. A significant portion of the expected McDonald's USA selling, general and administrative expense reductions will be redeployed to support these new initiatives.

As part of the reorganization process to eliminate redundancies and reallocate


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resources, the Company anticipates approximately 500 to 700 field and home office positions will be eliminated.

                                     -more-

"While reorganizing regions and eliminating jobs and redundancies is a painful process, it is essential that we sharpen our focus and create an organizational structure which will enable us to respond more nimbly and efficiently to our customers. Our Owner/Operators and restaurant managers share our vision of growing the business and these changes will strengthen our support of them so that they can better serve McDonald's customers," said Roberts.

In addition to the three U.S. Division Presidents named last week -- Henry Gonzalez, President of the East Division, Ralph Alvarez, President of the Central Division, and Don Thompson, President of the West Division -- McDonald's USA today named five executives to its new USA management team.

Joining the reorganized McDonald's USA Leadership team are:

 .    Jeff Stratton, most recently President of McDonald's West Division, to the newly created position of Chief Restaurant Officer.

 .    Sue Warzecka, currently Senior Vice President of Human Resources for
     McDonald's USA, to the newly created position of Chief Support Officer.

 .    Cathy Martin, currently Vice President of U.S. Strategy, to the newly created position of Chief Transformation Officer.

 .    Tom Ryan, who currently serves as Executive Vice President of Marketing, will remain in the position of Chief Marketing Officer, McDonald's USA.

 .    Tim Pulido, currently Regional Vice President of the Dallas region, to the newly created position of Brand McDonald's Concept Development Officer. Pulido will be reporting to Mats Lederhausen, Executive Vice President, Strategy and Business Development.

As previously announced, the Company anticipates these organizational changes will reduce selling, general and administrative expenses. These total selling, general and administrative reductions, along with related charges against earnings, will be announced in the near future.

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Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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